EXECUTION COPY

$50,000,000 REVOLVING CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT
by and among
DSW INC.,
as Borrower,
THE GUARANTORS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION

Dated as of August 2, 2013

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS			1

	1.1	Certain Definitions		1
	1.2	Construction		16
	1.3	Accounting Principles		16

2.	REVOLVING CREDIT FACILITIES

	2.1	Revolving Credit Commitment		17
	2.2	Revolving Credit Loan Requests		17
	2.3	Making Revolving Credit Loans; Repayment of Revolving Credit Loans.		17
		2.3.1.	Making Revolving Credit Loans	17
		2.3.2.	Repayment of Revolving Credit Loans	18
	2.4	Notes		18
	2.5	Use of Proceeds		18
	2.6	Letter of Credit Subfacility		18
		2.6.1.	Issuance of Letters of Credit	18
		2.6.2.	Letter of Credit Fees	18
		2.6.3.	Disbursements, Reimbursement	18
		2.6.4.	Documentation	19
		2.6.5	Determinations to Honor Drawing Requests	19
		2.6.6.	Indemnity	19
		2.6.7.	Liability for Acts and Omissions	19
	2.7	Increase in Revolving Credit Commitment		20
	2.8	Reduction of Revolving Credit Commitment		20
	2.9	Unused Portion of Revolving Credit Facility		20

3.	INTEREST RATES			21

	3.1	Interest Rate Options		21
		3.1.1.	Revolving Credit Interest Rate Options	21
		3.1.2.	Rate Quotations	21
	3.2	Interest Periods		21
		3.2.1.	Amount of Borrowing Tranche	21
		3.2.2.	Renewals	21
	3.3	Interest and Fees After Default		22
		3.3.1.	Letter of Credit Fees, Interest Rate	22
		3.3.2.	[Reserved]	22
		3.3.3.	Acknowledgment	22
	3.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.		22
		3.4.1	Unascertainable	22
		3.4.2.	Illegality; Increased Costs; Deposits Not Available	22
		3.4.3.	Lender's Rights	22

i

	3.5	Selection of Interest Rate Options		23

4.	PAYMENTS			23

	4.1	Payments		23
	4.2	Interest Payment Dates		23
	4.3	Voluntary Prepayments.		23
		4.3.1.	Right to Prepay	23
	4.4	[Reserved]		24
	4.5	Increased Costs.		24
		4.5.1.	Increased Costs Generally	24
		4.5.2.	Capital Requirements	24
		4.5.3.	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	25
		4.5.4.	Delay in Requests	25
	4.6	Taxes.		25
		4.6.1.	Payments Free of Taxes	25
		4.6.2.	Payment of Other Taxes by the Borrower	25
		4.6.3.	Indemnification by the Borrower; Treatment of Certain Refunds.	25
		4.6.4.	Evidence of Payments	26
	4.7	Indemnity		26

5.	REPRESENTATIONS AND WARRANTIES			27

	5.1	Representations and Warranties		27
		5.1.1.	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	27
		5.1.2.	Subsidiaries and Owners; Investment Companies	27
		5.1.3.	Validity and Binding Effect	27
		5.1.4.	No Conflict; Material Agreements; Consents	27
		5.1.5.	Litigation	28
		5.1.6.	Financial Statements	28
		5.1.7.	Margin Stock	28
		5.1.8.	Full Disclosure	29
		5.1.9.	Taxes	29
		5.1.10.	Patents, Trademarks, Copyrights, Licenses, Etc	29
		5.1.11.	Liens in the Collateral	29
		5.1.12.	Insurance	29
		5.1.13.	ERISA Compliance	29
		5.1.14.	Environmental Matters	30
		5.1.15.	Solvency	30
		5.1.16.	Labor Matters	30
		5.1.17.	Credit Card Arrangements	31
	5.2	Updates to Schedules		31

6.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			31

	6.1	First Loans and Letters of Credit.		31
		6.1.1.	Deliveries	31
		6.1.2.	Other Conditions Precedent	32
		6.1.3.	Payment of Fees and Expenses	33
		6.1.4.	Each Loan or Letter of Credit	33

7.	COVENANTS			33

	7.1	Affirmative Covenants.		33
		7.1.1.	Preservation of Existence, Etc	33
		7.1.2.	Payment of Liabilities, Including Taxes, Etc	34
		7.1.3.	Maintenance of Insurance	34
		7.1.4.	Maintenance of Properties and Leases	34
		7.1.5.	Visitation Rights.	34
		7.1.6.	Keeping of Records and Books of Account	34
		7.1.7.	Compliance with Laws; Use of Proceeds	34
		7.1.8.	Further Assurances	35
		7.1.9.	Anti-Terrorism Laws	35
		7.1.10.	Account Debtors Upon Event of Default	35
		7.1.11.	Minimum Cash Requirement	35
		7.1.12.	Inventory Coverage Ratio	35
		7.1.13.	Treasury Management	35
	7.2	Negative Covenants.		35
		7.2.1.	Indebtedness	35
		7.2.2.	Liens; Lien Covenants	36
		7.2.3.	Guaranties	37
		7.2.4.	Acquisitions	37
		7.2.5.	Dividends.	37
		7.2.6.	Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions	37
		7.2.7.	Dispositions of Assets or Subsidiaries	37
		7.2.8.	Affiliate Transactions	38
		7.2.9.	Subsidiaries, Partnerships and Joint Ventures	38
		7.2.10.	Continuation of or Change in Business	38
		7.2.11.	Fiscal Year	38
		7.2.12.	[Reserved]	38
		7.2.13.	Changes in Organizational Documents	38
		7.2.14.	Capital Expenditures	39
		7.2.15.	Agreements Restricting Dividends	39
		7.2.16	Negative Pledges	39
	7.3	Reporting Requirements		39
		7.3.1.	Quarterly Financial Statements	39
		7.3.2.	Annual Financial Statements	39
		7.3.3.	Certificate of the Borrower	39
		7.3.4.	Notices.	40

8.	DEFAULT			41

	8.1	Events of Default		41
		8.1.1.	Payments Under Loan Documents	41
		8.1.2.	Breach of Warranty	41
		8.1.3	Breach of Certain Covenants	41
		8.1.4.	Breach of Other Covenants	41
		8.1.5.	Defaults in Indebtedness; Leases	41
		8.1.6.	Final Judgments or Orders	42
		8.1.7.	Loan Document Unenforceable	42
		8.1.8.	Uninsured Losses; Proceedings Against Assets	42
		8.1.9.	Events Relating to Plans and Benefit Arrangements	42
		8.1.10.	Change of Control	42
		8.1.11.	Relief Proceedings	42
	8.2	Consequences of Event of Default.		42
		8.2.1.	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	43
		8.2.2.	Bankruptcy, Insolvency or Reorganization Proceedings	43
		8.2.3.	Set-off	43
		8.2.4.	Application of Proceeds	43

9.	[RESERVED]			44

10.	MISCELLANEOUS			44

	10.1	[RESERVED]		44
	10.2	No Implied Waivers; Cumulative Remedies		44
	10.3	Expenses; Indemnity; Damage Waiver.		44
		10.3.1.	Costs and Expenses	44
		10.3.2.	Indemnification by the Loan Parties	44
		10.3.3.	Waiver of Consequential Damages, Etc	45
		10.3.4.	Payments	45
	10.4	Holidays		45
	10.5	Notices; Effectiveness; Electronic Communication.		45
		10.5.1.	Notices Generally	45
		10.5.2.	Electronic Communications	46
		10.5.3.	Change of Address, Etc	46
	10.6	Severability		46
	10.7	Duration; Survival		46
	10.8	Successors and Assigns.		46
		10.8.1.	Successors and Assigns Generally	46
		10.8.2.	Participations	47
		10.8.3.	Limitations upon Participant Rights Successors and Assigns Generally	47
		10.8.4.	Certain Pledges; Successors and Assigns Generally	47
	10.9	Publicity		47

10.10	Confidentiality.		47
	10.10.1.	General	47
	10.10.2.	Sharing Information With Affiliates of the Lender	48
10.11	Counterparts; Integration; Effectiveness.		48
	10.11.1.	Counterparts; Integration; Effectiveness	48
10.12	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.		48
	10.12.1.	Governing Law	48
	10.12.2.	SUBMISSION TO JURISDICTION	49
	10.12.3.	WAIVER OF VENUE	49
	10.12.4.	SERVICE OF PROCESS	49
	10.12.5.	WAIVER OF JURY TRIAL	49
10.13	Patriot Act Notice; Proceeds of Crime Act		50
10.14	Additional Waivers		50
	10.14.1.	Joint and Several Liability	50
	10.14.2.	No Reduction of Obligations	50
	10.14.3.	Additional Waivers	50
	10.14.4.	Subordination	51
10.15	Obligations Upon Receipt of Indefeasible Payment In Full		51
10.16	Anti-Money Laundering/International Trade Law Compliance		52

v

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(C)	-	PERMITTED LIENS
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.4	-	ENVIRONMENTAL MATTERS
SCHEDULE 5.1.16	-	LABOR MATTERS
SCHEDULE 5.1.17	-	CREDIT CARD ARRANGEMENTS
SCHEDULE 6.1.1	-	OPINION OF COUNSEL
SCHEDULE 7.1.3	-	INSURANCE REQUIREMENTS RELATED TO COLLATERAL
SCHEDULE 7.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 7.2.8	-	AFFILIATE TRANSACTIONS
SCHEDULE 10.5.1	-	NOTICE ADDRESSES

EXHIBITS
EXHIBIT 1.1(D)(1)	-	BORROWER JOINDER
EXHIBIT 1.1(D)(2)	-	GUARANTOR JOINDER
EXHIBIT 1.1(E)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(F)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(G)	-	SECURITY AGREEMENT
EXHIBIT 2.2	-	LOAN REQUEST
EXHIBIT 7.3.3	-	COMPLIANCE CERTIFICATE2

AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of August 2, 2013 and is made by and among DSW INC., an Ohio corporation (“DSW”), (the “Borrower”), each, of the GUARANTORS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, as the lender under this Agreement (hereinafter referred to in such capacity as the “Lender”). This Agreement amends and restates in its entirety the hereinafter defined Existing Loan Agreement
The Borrower has requested the Lender to provide a revolving credit facility to the Borrowers in an aggregate original principal amount not to exceed $50,000,000, which may be increased in accordance with the terms of Section 2.7 [Increase in Revolving Credit Commitment] hereof. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1.    CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Account shall mean “accounts” as defined in the UCC, and also shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by a Loan Party. All Accounts shall be subject to the Lender's Prior Security Interest.
Account Debtor shall mean any Person who is or who may become obligated to a Loan Party under, with respect to, or on account of, an Account.
Acquisition shall mean, with respect to any Person (a) an investment in, or a purchase of a controlling interest in, the equity interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, consolidation or amalgamation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the equity interests, of any Person, or (d) any acquisition of any store locations of any Person for an aggregate purchase price of $5,000,000 or more, in each case in any transaction or group of transactions which are part of a common plan.
Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10.0%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10.0%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
Agreement shall have the meaning specified in the preamble hereof.
Alternate Source shall have the meaning specified in the definition of “Federal Funds Open Rate” or “LIBOR Rate”, as applicable.
Anti-Terrorism Laws shall have such meaning as set forth in Section 10.16.

Applicable Letter of Credit Fee Rate shall mean the following percentage rate per annum based upon Average Daily Revolving Credit Availability then in effect according to the pricing grid on Schedule 1.l(A): (a) with respect to Standby Letters of Credit, the percentage rate per annum on such Schedule applicable to Revolving Credit Loans to which the LIBOR Rate Option applies, and (b) with respect to Commercial Letters of Credit, the percentage rate per annum equal to fifty percent (50%) of the percentage rate per annum on such Schedule applicable to Revolving Credit Loans to which the LIBOR Rate Option applies.
Applicable Margin shall mean, as applicable:
(A)the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Average Daily Revolving Credit Availability according to the pricing grid on Schedule 1.l(A) below the heading “Revolving Credit Base Rate Spread”; or
(B)the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Average Daily Revolving Credit Availability according to the pricing grid on Schedule l.l(A) below the heading “Revolving Credit LIBOR Rate Spread”.

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller of such Loan Party or such other individuals, designated by written notice to the Lender from the Borrowers, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Lender.
Average Daily Revolving Credit Availability shall mean, at any time of determination, the average daily Revolving Credit Availability for the immediately preceding fiscal quarter.
Bankruptcy Code means each of (i) Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus one-half of one percent (0.5%), and the Prime Rate, and (c) the Daily LIBOR Rate, plus one percent (l.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option].
Borrower Joinder shall mean a joinder by a Person as a Borrower under the Loan Documents in the form of Exhibit 1.1(G)(1), in such other form as is reasonably acceptable to the Lender.
Borrower shall mean (a) DSW Inc., a corporation organized and existing under the laws of the State of Ohio, and (b) each other Person which joins this Agreement as a Borrower after the date hereof.
Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
Capital Expenditures shall mean the expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.
Capital Lease shall mean any lease which may be capitalized in accordance with GAAP.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.
Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be August 2, 2013.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral shall mean the collateral under the Accounts and Inventory, together with proceeds thereof as granted pursuant to Security Agreement; provided however, Collateral shall not include the Excluded Property.
Collateral Access Agreement shall mean an agreement reasonably satisfactory in form and substance to the Lender executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of real estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Lender's Lien on the Collateral, (ii) releases or subordinates such Person's Liens in the Collateral held by such Person or located on such real estate, (iii) provides the Lender with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Lender with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Lender as the Lender may reasonably require.
Collateral Documents shall have such meaning specified in Section 5.1.11 [Liens in the Collateral].
Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.
Commitment shall mean as to the Lender the aggregate of its Revolving Credit Commitment and pursuant to Section 2.10 hereof.
Compliance Certificate shall have the meaning specified in Section 7.3.3 [Certificate of the Borrowers].

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
Dollar, Dollars, U.S. Dollars and the symbol.$. shall mean lawful money of the United States of America.
Drawing Date shall have the meaning specified in Section 2.6.3 [Disbursements, Reimbursement].
DSW shall mean DSW Inc., a corporation organized and existing under the laws of the State of Ohio.
Environmental Laws shall mean all applicable federal, state, local, tribal, territorial, provincial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Affiliate shall mean any trade or business (whether or not incorporated) under common control with any Borrower and are treated as a single employer under Section 414 of the Code.
ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 404 lA of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
ERISA Group shall mean the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which,

together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code.
Eurocurrency Liabilities shall have the meaning specified in the definition of “LIBOR Reserve Percentage”.
Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”
Excluded Property shall mean any of the following property of any Loan Party: (i) all rights, priorities and privileges relating to any real property in which any Loan Party has an interest and any leases or sub-leases of any real property; (ii) all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including domain names, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and trade secrets, and any right to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom; (iii) depository accounts used solely for payroll, medical expenses and payments, pension benefits, employee withholding or other benefits, taxes, and stock options; (iv) interests in life insurance; (v) goods or other tangible property not located in the US; (vi) interests or investments in joint ventures, the constituent documents or shareholder or member agreements of or for which prohibit the granting of collateral; (vi) the WF Collateral Account; and (vii) all property of any Loan Party other than Accounts, Inventory and proceeds thereof.

Excluded Taxes shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, and (c) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, and (d) any U.S. federal withholding Taxes imposed under FATCA.
Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Existing Letters of Credit shall mean each of the letters of credit issued or deemed issued under the Existing Loan Agreement and described on Schedule 1.l(B).
Existing Loan Agreement shall mean that certain Credit Agreement dated as of June 30, 2010, by and among the Borrowers, the Guarantors thereto, the Lenders thereto, PNC Bank, National Association, as Lender, PNC Capital Markets LLC, as Sole Book Runner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent and Documentation Agent, and Fifth Third Bank and Wells Fargo Retail Finance, LLC, as Managing Agents, as amended and in effect immediately prior to the Closing Date.
Expiration Date shall mean, with respect to the Revolving Credit Commitment, July 31, 2018.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Lender (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.
Fee Letter shall mean that Fee Letter Agreement dated the Closing Date, as may be supplemented and amended, between the Borrower and the Lender.
Financial Statement Inventory shall mean “inventories” as shown on DSW's consolidated balance sheet, calculated in accordance with GAAP.
GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
Guarantor shall mean with respect to the Obligations of the Borrowers, each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(D)(2), or in such other form as is reasonably acceptable to the Lender.
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except (i) endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, (ii) warranties made in the ordinary course of business, (iii) liabilities to any lessor by a Loan Party, (iv) indemnities in contracts of Indebtedness permitted hereunder, and (v) indemnities in respect of statutory obligations, bonding, brokerage, financial contracts, acquisitions, divestures and other customary business contracts.
Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit l.l(F), or in such other form as is reasonably acceptable to the Lender) executed and delivered by each of the Guarantors.
ICC shall have the meaning specified in Section 10.11.1 [Governing Law].
Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses and liabilities with respect to operating leases incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.
Indemnified Taxes shall mean Taxes other than Excluded Taxes.
Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Loan Parties].
Information shall mean all information received from the Loan Parties or any of their Subsidiaries pursuant to the Loan Documents relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option, if the Borrowers are renewing or converting to the LIBOR Rate Option to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by DSW or any of its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrowers, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.
Inventory shall mean “inventory” as defined in the UCC and also shall mean any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by any Loan Party which are or may at any time be held as raw materials, finished goods, work-in-process, supplies or materials used or consumed in the such Loan Party's business or held for sale or lease, including, without limitation, (a) all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Loan Party, and (b) all packing, shipping and advertising materials relating to all or any such property. All Inventory shall be subject to the Lender's Prior Security Interest.
Inventory Coverage Ratio shall mean on a consolidated basis, ratio of Financial Statement Inventory of DSW and its consolidated Subsidiaries divided by the Revolving Credit Commitment.
IRS shall mean the Internal Revenue Service.
ISP98 shall have the meaning specified in Section 10.12.1 [Governing Law].
Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by the Lender or its Affiliate.
Lender shall mean PNC Bank, National Association, and its successors and assigns.
Letter of Credit shall mean each Existing Letter of Credit.
Letter of Credit Borrowing shall have the meaning specified in Section 2.6.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning specified in Section 2.6.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.6.1 [Issuance of Letters of Credit].
LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/l00th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAMl (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Lender which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAMl (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Lender at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage
The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Lender shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
LIBOR Rate Option shall mean the option of Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 3.1.l(ii) [Revolving Credit LIBOR Rate Option].
LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
Loan Documents shall mean this Agreement, the Guaranty Agreement, the Notes, the Compliance Certificates, the Fee Letter and any other instruments or documents delivered in connection herewith or therewith.
Loan Parties shall mean the Borrower and the Guarantors.
Loan Party Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests].
Loans shall mean collectively, and Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.
Minimum Cash Requirement shall mean, as of any date of determination, cash and cash equivalents, and other short-term investments (as determined in accordance with GAAP), of not less than $125,000,000.
Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 400l(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(G)(l) evidencing the Revolving Credit Loans.
Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, or any other Loan Document whether to the Lender provided for under such Loan Documents (including all interest, fees, expenses, indemnities and other amounts that accrue after the commencement of any case or proceeding by or against any Borrower or any of its Subsidiaries under the Bankruptcy Code, whether or not allowed in such case or proceeding), (ii) any Lender Provided Interest Rate Hedge, and (iii) any Other Lender Provided Financial Service Product.
Official Body shall mean the government of the United States of America, or any political subdivision thereof, whether state, local, territorial or provincial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which the Lender or Affiliate of the Lender provides any of the following products or services to any of the Loan Parties: (i) (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) foreign currency exchange, or (h) such other similar agreements or arrangements as, with respect to this clause (h), are mutually agreed by the Lender and DSW, and (ii) following the occurrence of an Event of Default, wire transfer services.

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
Order shall have the meaning specified in Section 2.6.9 [Liability for Acts and Omissions].
Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit (or with respect to any undrawn Letters of Credit, the full Cash Collateralization thereof or the supporting thereof by another letter of credit from an issuing bank and on terms reasonably satisfactory to the Lender).
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
Permitted Acquisition shall mean an Acquisition in which all of the following conditions are satisfied:
(i)No Event of Default or Potential Default then exists or would arise from the consummation of such Acquisition;

(ii)Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(iii)The Borrower shall have furnished the Lender with ten (10) Business Days' prior written notice of such intended Acquisition and shall have furnished the Lender with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, proforma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a consolidated basis with all Loan Parties), and such other information as the Lender may reasonably require, all of which shall be reasonably satisfactory to the Lender;

(iv)Either (i) the legal structure of the Acquisition shall be reasonably acceptable to the Lender in its discretion, or (ii) the Loan Parties shall have provided the Lender with a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Lender;

(v)After giving effect to the Acquisition, if the Acquisition is an Acquisition of equity interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the equity interests in the Person being acquired and shall control a majority of any voting interests or shall otherwise control the governance of the Person being acquired;

(vi)Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation, amalgamation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Loan Party under this Agreement;

(vii)If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a Borrower or as a Guarantor hereunder, as the Lender shall determine, and the Lender shall have received a first priority security and/or mortgage interest in such Subsidiary's equity interests and property of such Subsidiary and of the same nature as constitutes Collateral under the Collateral Documents; and

(viii)(A)The Borrower (I) shall have on hand the Minimum Cash Requirement immediately prior to and after giving effect to such Acquisition and (II) the Revolving Credit Availability immediately prior to, and after giving effect to, such Acquisition is greater than $50,000,000, or (B) such Acquisition shall have been approved in writing by the Lender.

Permitted Liens shall mean:
(i)Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)Statutory Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable, Liens of customs brokers, freight forwarders and common carriers incurred in the ordinary course of business that are not overdue and which attach solely to the property in their possession, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)Liens, security interests and mortgages in favor of the Lender and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges and Other Lender Provided Financial Services Obligations);

(vi)Liens on property leased by any Loan Party or Subsidiary of a Loan Party under Capital Leases and operating leases permitted in Section 7.2.14 [Capital Expenditures] securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(vii)Any Lien existing on the date of this Agreement and described on Schedule l. l(C), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)Purchase Money Security Interests and Capital Leases; provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests and Capital Leases shall not exceed $20,000,000 at any time outstanding (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(C));

(ix)Liens on unearned insurance premiums in connection with insurance premium financing in the ordinary course of business;

(x)Liens in favor of landlords on leasehold improvements financed by allowances or advances provided by such landlords pursuant to lease arrangements;

(xi)Liens in favor of consignors on (A) inventory consigned by such consignors to a Loan Party, and (B) proceeds of such inventory;

(xii)The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within forty-five (45) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform the Obligations hereunder or under the other Loan Documents:

(1)Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(4)Liens resulting from final judgments or orders described in Section 8.1.6 [Final Judgments or Orders]; and

(5)Liens in respect of the WF Collateral Account.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Prime Rate shall mean the interest rate per annum announced from time to time by the Lender at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate than being charged commercial borrowers or others by the Lender. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Lender in Pittsburgh, Pennsylvania.
Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the UCC in the Collateral which is subject only to statutory Liens for taxes not yet due and payable, Purchase Money Security Interests or other Permitted Liens having priority by operation of Law.
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. Dollar deposits are offered by leading banks in the Londoninterbank deposit market for a one month period as published in another publication selected by the Lender).
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
Reimbursement Obligation shall have the meaning specified in Section 2.6.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect (including, without limitation, the Bankruptcy Code), or for the appointment of a receiver, monitor, interim monitor, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
Revolving Credit Availability shall mean, as of any date of determination thereof by the Lender the result, if a positive number, of (a) the Revolving Credit Commitment minus (b) the Revolving Facility Usage. In calculating Revolving Credit Availability at any time and for any purpose under this Agreement, the Borrower shall certify to the Lender that all accounts payable and taxes are being paid on a timely basis.
Revolving Credit Commitment shall mean $50,000,000.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lender to the Borrower pursuant to Section 2.1 [Revolving Credit Commitment] or Section 2.6.3 [Disbursements, Reimbursement].
Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans and the Letter of Credit Obligations.
Security Agreement shall mean the Security Agreement in substantially the form of Exhibit l.l(H) executed and delivered by each of the Loan Parties to the Lender.
Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The determination of the sum of a Person's properties at a fair valuation or the present fair saleable value of a Person's properties shall be made on a going concern basis unless, at the time of such determination, the liquidation of the business in which such properties are used or useful is in process or is demonstrably imminent.
Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.
Statements shall have such meaning specified in Section 5.1.6(i) [Historical Statements].
Subordinated Indebtedness shall mean Indebtedness which is expressly subordinated in right of payment to prior Payment In Full and which is in form and on terms approved in writing by the Lender.
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.
Subsidiary Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of Ohio; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case maybe.
UCP shall have the meaning specified in Section 10.11.1 [Governing Law].
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107- 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
WF Collateral Account shall mean each deposit account of DSW Inc. at Wells Fargo Bank, National Association designated as a "Collateral Account," including the deposit account disclosed to the Lender as of the date hereof, all right, title and interest of DSW in such Collateral Account, the cash and any other amounts on deposit in such Collateral Account from time to time, and all interest and other distributions arising out of or in respect of the foregoing.

1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person's successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3Accounting Principles Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 5.1.6(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 7.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, (i) for purposes of determining compliance with any provision of this Agreement (including the computation of any financial covenant), the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) and (ii) the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

2. REVOLVING CREDIT FACILITIES

2.1 Revolving Credit Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan, the aggregate amount of Revolving Credit Loans shall not exceed the Revolving Credit Commitment minus the outstanding Letter of Credit Obligations. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.2    Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lender to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Lender, not later than 1:00 p.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.2. or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option.

2.3    Making Revolving Credit Loans; Repayment of Revolving Credit Loans.

2.3.1. Making Revolving Credit Loans. The Lender shall, promptly after receipt by it of a Loan Request pursuant to Section 2.2 [Revolving Credit Loan Requests] fund such Revolving Credit Loans to the Borrower in immediately available funds at the Principal Office prior to 1:00 p.m., on the applicable Borrowing Date.

2.3.2. Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.4     Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, together with interest thereon, shall be evidenced by a revolving credit Note, dated the Closing Date payable to the order of the Lender in a face amount equal to the Revolving Credit Commitment.

2.5     Use of Proceeds. The proceeds of the Loans shall be used to (i) refinance certain Indebtedness of the Borrower under the Existing Loan Agreement, (ii) pay fees and expenses associated with the financing contemplated herein, (iii) provide for the ongoing working capital requirements and for other general corporate purposes of the Borrower, in the case of each of clauses (i), (ii) and (iii) to the extent permitted hereunder.

2.6    Letter of Credit Subfacility.

2.6.1.    Issuance of Letters of Credit. The Borrower and the Lender agree that the Existing Letters of Credit shall be deemed Letters of Credit as if issued hereunder. Other than the Existing Letters of Credit, the Borrower shall not be permitted to request the issuance of any additional Letters of Credit and the Existing Letters of Credit shall not be permitted to be amended, renewed or extended and shall expire on the expiration date set forth in such Existing Letter of Credit, or as cancelled as may be set forth therein.

2.6.2.    Letter of Credit Fees. The Borrower shall pay to the Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations, and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Lender, the Lender's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.6.3    Disbursements, Reimbursement. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Lender will promptly notify the Borrower thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Lender prior to 1:00 p.m. on each date that an amount is paid by the Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Lender an amount equal to the amount so paid by the Lender. In the event the Borrower fail to reimburse the Lender for the full amount of any drawing under any Letter of Credit by 1:00 p.m. on the Drawing Date, the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lender under the Base Rate Option or to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option in whole or in part as contemplated by this Section 2.6.3. because of the Borrower's failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.

2.6.4.    Documentation. Each Loan Party agrees to be bound by the terms of the Lender's application and agreement for Letters of Credit and the Lender's written regulations and customary practices relating to Letters of Credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a final nonappealable judgment of a court of competent jurisdiction), the Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.6.5.    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.6.6.    Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Lender from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Lender of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.6.7.    Liability for Acts and Omissions. As between any Loan Party and the Lender, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Lender shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Lender's rights or powers hereunder. Nothing in the preceding sentence shall relieve the Lender from liability for the Lender's gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction) in connection with actions or omissions described in such clauses (i) through

(viii) of such sentence. In no event shall the Lender be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Without limiting the generality of the foregoing, the Lender (i) may rely on any oral or other communication believed in good faith by the Lender to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Lender; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Lender in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Lender under any resulting liability to the Borrower.

2.7.    Increase in Revolving Credit Commitment. Provided that there is no default of Event of Default or event then existing or would arise therefrom, and the Lender has reviewed the Borrower's request for increase, the Borrower, at its option, may request that the Revolving Credit Commitment be increased to an amount not to exceed $100,000,000 on terms and conditions similar to those applicable to the existing portion of the Revolving Credit Commitment, provided that after giving effect to any increase, the Revolving Credit Commitment shall not exceed $150,000,000. The Lender and any Participants shall initially have the right to increase the Revolving Credit Commitment however nothing herein shall be deemed a commitment by the Lender or any Participant to provide any such increase so requested by the Borrower.

2.8    Reduction of Revolving Credit Commitment. The Borrower shall have the right at any time after the Closing Date upon five (5) days' prior written notice to the Lender to permanently reduce the Revolving Credit Commitment, in whole multiples of $5,000,000, or to terminate completely the Revolving Credit Commitment, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Loans, the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.7 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitment as so reduced or terminated. Any notice to reduce or terminate the Revolving Credit Commitment under this Section 2.8 shall be irrevocable.

2.9    Unused Portion of Revolving Credit Facility. The Borrower shall pay to the Lender an amount equal set forth in the Fee Letter of the Average Daily Revolving Credit Availability calculated on the basis of a 360 day year for the actual number of days elapsed and payable quarterly in arrears.

3.    INTEREST RATES

3.1    Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or the LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Lender may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option subject to the obligation of the Borrower to pay any indemnity under Section 4.7 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan exceeds the Lender's highest lawful rate, the rate of interest on such Loan shall be limited to the Lender's highest lawful rate.

3.1.1    Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;

(ii)Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

3.1.2.    Rate Quotations. The Borrower may call the Lender on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Lender nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2    Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, as applicable, the Borrower shall notify the Lender thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option, as applicable:

3.2.1.    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $500,000 and not less than $1,000,000; and

3.2.2.    Renewals. In the case of the renewal of a LIBOR Rate Option, at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3    Interest and Fees After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the Lender:

3.3.1.    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.6.2 [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum;

3.3.2.    [Reserved]

3.3.3.Acknowledgment. Each Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lender are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by the Lender.

3.4    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1.    Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Lender shall have reasonably determined that:

(i)adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Lender shall have the rights specified in Section 3.4.3 [Lender's Rights].
3.4.2.    Illegality; Increased Costs; Deposits Not Available. If at any time the Lender shall have reasonably determined that:

(i)the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)such LIBOR Rate Option will not adequately and fairly reflect the cost to the Lender of the establishment or maintenance of any such Loan, or

(iii)after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to the Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Lender shall have the rights specified in Section 3.4.3 [Lender's Rights].

3.4.3.    Lender's Rights. In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Lender shall promptly so notify the Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available] above, the Lender shall promptly notify the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender, to allow the Borrower to select, convert to or renew a LIB OR Rate Option shall be suspended until the Lender shall have later notified the Borrower, or the Lender shall have later notified the determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Lender makes a determination under Section 3.4.1 [Unascertainable] and the Borrower have previously notified the Lender of their selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If the Lender makes a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.7 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.3 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5    Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of the existing Interest Period.

4.    PAYMENTS

4.1    Payments. All payments and prepayments to be made in respect of principal, interest, Letter of Credit Fees or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Lender at its Principal Office in U.S. Dollars, in immediately available funds.

4.2    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.4 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.3    Voluntary Prepayments.

4.3.1    Right to Prepay. The Borrower shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.5 [Increased Costs] and Section 4.7 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, they shall provide a prepayment notice to the Lender by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans setting forth the following information:

(w)the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)a statement indicating the application of the prepayment between the Revolving Credit Loans;

(y)a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $500,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Lender's Rights], if the Borrower prepays a Loan but fail to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lender under Section 4.10 [Indemnity].
4.4    [Reserved]

4.5    Increased Costs.

4.5.1.    Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the LIBOR Rate) or the Lender;

(ii)subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.6 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender in issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
4.5.2.    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of such Lender or the Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

4.5.3.    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 4.5.1 [Increased Costs Generally] or Section 4.5.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

4.5.4.    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.6    Taxes.

4.6.1.    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

4.6.2.    Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 4.6.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

4.6.3.    Indemnification by the Borrower; Treatment of Certain Refunds.

4.6.3.1.    Indemnification By the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

4.6.3.2.    Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 4.6.3.1 [Indemnification By the Borrower], it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, and without interest (other than any interest paid by the relevant Official Body with respect to such refund), provided that the Borrower, upon the request of the Lender agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Lender in the event that the Lender is required to repay such refund to such Official Body. This Section 4.6.3.2 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4.6.4.    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

4.7.    Indemnity. In addition to the compensation or payments required by Section 4.5 [Increased Costs] or Section 4.6 [Taxes], the Borrower shall indemnify the Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which the Lender sustains or incurs as a consequence of any:

(i)    payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(ii)    attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.2 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.3 [Voluntary Prepayments],or
(iii)    default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of any Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.
If the Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable) to be necessary to indemnify the Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given.

5.    REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Lender and each of the Lender as follows:

5.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed, qualified and in good standing is not reasonably likely to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and, as to real property, marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

5.1.2.    Subsidiaries and Owners; Investment Companies. As of the Closing Date, Schedule 5.1.2 states (i) the name of each of the Loan Parties' Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in each Loan Party (other than DSW), the amount, percentage and type of such equity interest (the “Loan Party Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii) (collectively the “Equity Interests”). Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.1.3.    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms.

5.1.4.    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) in any material respect, any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which is reasonably likely to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.

5.1.5.    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate are reasonably likely to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which is reasonably likely to result in any Material Adverse Change.

5.1.6.    Financial Statements.

(i)Historical Statements. The Borrower has delivered to the Lender copies of its audited consolidated year-end financial statements for and as of the end of the Borrower's fiscal year ended February 2, 2013. In addition, the Borrower has delivered to the Lender copies of their unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended May 4, 2013 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrowers' management, are correct and complete and fairly represent the consolidated financial condition of the Borrowers and their Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(ii)Accuracy of Financial Statements. As of the respective dates of the Statements, no Loan Party nor any Subsidiary of any Loan Party has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary of any Loan Party which may cause a Material Adverse Change. Since February 2, 2013, no Material Adverse Change has occurred.

5.1.7.    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty-five percent (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.1.8.    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Change except for those which have been disclosed to the Lender and the Lender prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.9.    Taxes. All federal, state, territorial, provincial and material local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.1.10.    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, other than where any such failure or conflict is not reasonably likely to result in a Material Adverse Change.

5.1.11.    Liens in the Collateral. The Liens in the Collateral granted to the Lender pursuant to the Security Agreement (collectively, the “Collateral Documents”) constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Loan Parties in accordance with Section 10.3.1 [Costs and Expenses] hereof.

5.1.12.    Insurance. The properties of each Loan Party and each of its subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

5.1.13.    ERISA Compliance. In each instance set forth in this Section 5.1.13, except for those instances which are not reasonably likely to result in a Material Adverse Change:

(i)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code (A)(l) has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto, or (2) is relying on a letter from the IRS issued to the sponsor of a pre-approved Plan, and, (B) to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made in all material respects all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii)No ERISA Event has occurred or, based upon facts known to the Loan Parties as of the Closing Date, is reasonably likely to occur; (a) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) no Borrower nor any ERISA Affiliate has engaged in a transaction that is reasonably likely to be subject to Sections 4069 or 4212(c) of ERISA.

5.1.14.    Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws, other than any noncompliance which when aggregated with all such noncompliance is not reasonably likely to result in a Material Adverse Change and except as disclosed on Schedule 5.1.14; provided that such matters so disclosed are not reasonably likely in the aggregate to result in a Material Adverse Change.

5.1.15.    Solvency. Before and after giving effect to each Loan and each issuance of a Letter of Credit hereunder, each of the Loan Parties is, on a consolidated basis, Solvent.

5.1.16.    Labor Matters. In each instance set forth in this Section 5.1.16, except for those matters which are not reasonably likely to result in a Material Adverse Change, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, territorial, local or foreign Law dealing with such matters, (c).no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law, (d) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party, (e) except as set forth on Schedule 5.1.16, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement, (f) there are no representation proceedings pending or, to any Loan Party's knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, (g) there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Official Body or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, and (h) the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.1.17.    Credit Card Arrangements. Annexed hereto as Schedule 5.1.17 is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.2    Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Lender in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Lender, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of the Lender to make Loans and to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
6.1.    First Loans and Letters of Credit.

6.1.1.    Deliveries. On the Closing Date, the Lender shall have received each of the following in form and substance reasonably satisfactory to the Lender:

(i)A certificate of each of the Loan Parties signed by an Authorized Officer of each Borrower, dated the Closing Date stating that (x) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are modified by “materiality” or “Material Adverse Change” or words of similar import, in which case they are true and correct in all respects, (w) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (x) no Potential Default or Event of Default exists, and (y) no Material Adverse Change has occurred since February 2, 2013;

(ii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized, or alternatively downdate certificates since the date of the certificate provided in respect of the Existing Loan Agreement;

(iii)This Agreement and each of the other Loan Documents signed by an Authorized Officer of each Loan Party and all appropriate financing statements and appropriate stock powers and certificates and other documents, instruments and agreements evidencing the pledged

Collateral, and evidence of filing of all Collateral Documents as may be necessary to reflect valid and perfected first priority Liens in the Collateral;

(iv)A written opinion of each of Porter Wright Morris & Arthur LLP counsel for the Loan Parties, each dated as of the Closing Date and opining as to the matters set forth in Schedule 6.1.1;

(v)Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable endorsements attached thereto in form and substance satisfactory to the Lender and its counsel naming the Lender as additional insured and lender loss payee;

(vi)A duly completed Compliance Certificate as of the last day of the fiscal quarter of DSW most recently ended prior to the Closing Date, signed by an Authorized Officer of DSW;

(vii)All material consents required to effectuate the transactions contemplated hereby;

(viii)Evidence that the Existing Loan Agreement has been amended and restated by this Agreement and all rights thereunder have been terminated, all outstanding obligations thereunder have been paid, and all Liens securing the obligations under the Existing Loan Agreement have been released;

(ix)Results of searches or other evidence reasonably satisfactory to the Lender (in each case dated as of a date reasonably satisfactory to the Lender) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases reasonably satisfactory to the Lender are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Lender for the delivery of such termination statements and releases have been made;

(x)An executed Collateral Access Agreement or other lien waiver agreement from the lessor, or other applicable Person for the fulfillment center and the main distribution center as required under the Security Agreement;

(xi)Receipt of a closing fee in the amount set forth in the Fee Letter; and

(xii)Such other documents, instruments and agreements in connection with such transactions as the Lender or its counsel may reasonably request.

6.1.2.    Other Conditions Precedent. On the Closing Date, each of the following conditions precedent shall have been satisfied in a manner acceptable to the Lender:

(i)The Lender shall have received and be satisfied with such financial or other information as reasonably requested by the Lender.

(ii)The Lender shall have received and be satisfied with such other due diligence materials (including, without limitation, in respect of ERISA, and labor matters) as reasonably requested by the Lender.

(iii)There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

(iv)There shall have been no Material Adverse Change since February 2, 2013

6.1.3.    Payment of Fees and Expenses. The Borrower shall have paid all fees and expenses invoiced to the Borrower and payable on or before the Closing Date as required by this Agreement or any other Loan Document, including without limitation the fees and expenses of counsel to the Lender which fees shall not exceed the that amount as set forth in the Fee Letter.

6.1.4.    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit and the application of proceeds therefrom: (i) the representations, warranties of the Loan Parties shall then be true and correct in all material respects as of the date of such extension of credit, except to the extent such representations and warranties (1) relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date, or (2) are modified by “materiality” or “Material Adverse Change” or words of similar import, in which case they are true and correct in all such respects, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lender, and (iv) the Borrower shall have delivered to the Lender a duly executed and completed Loan Request or an application for a Letter of Credit, as the case maybe.

7.    COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
7.1    Affirmative Covenants.

7.1.1.    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing (a) in its jurisdiction of incorporation or organization, and (b) in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions] and, with respect to clause (b), except where the failure to so maintain any license or qualification is not reasonably likely to result in a Material Adverse Change.

7.1.2.    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities in the aggregate in excess of $3,000,000 to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (A) the validity or amount of any such liability (including taxes, assessments or charges) is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered, such judgment is discharged within forty-five (45) days of entry, and in either case, such contesting or judgment does not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien.

7.1.3.    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all reasonably satisfactory to the Lender. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 7.1.3 relating to property and related insurance policies covering the Collateral.

7.1.4.    Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5.    Visitation Rights.

7.1.5.1    General. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Lender to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lender may reasonably request, provided that the Lender shall provide the Borrower with reasonable notice prior to any visit or inspection. The Lender agrees (i) to advise the Borrower upon its becoming aware that actual expenses in respect of such audits and appraisals will likely exceed the estimates previously provided therefor, and (ii) that the Lender shall not charge the Borrower's account with respect to such expenses until the Borrower has had a reasonable opportunity to review the invoices with respect thereto, it being understood that all such expenses with respect to the audits and appraisals shall be paid as and when due hereunder.
7.1.6.    Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Loan Parties and their Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.7.    Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate are reasonably likely to constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.5 [Use of Proceeds] and as permitted by applicable Law.

7.1.8.    Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lender's Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens having priority by operation of Law, and shall do such other acts and things as the Lender in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral. Each Loan Party shall notify, within a reasonable amount of time, the Lender of any changes in the information set forth in the Perfection Certificate.

7.1.9.    [RESERVED]

7.1.10.    Account Debtors Upon Event of Default. Each Loan Party hereby authorizes the Lender, after the occurrence and during the continuance of an Event of Default, to (i) notify any or all Account Debtors that the Accounts have been assigned to the Lender and that the Lender have a security interest therein, and (ii) direct such Account Debtors to make all payments due from them to the Loan Parties upon the Accounts directly to the Lender or to a lockbox designated by the Lender. The Lender shall promptly furnish the Borrower with a copy of any such notice sent. Any such notice, in the Lender's sole discretion, may be sent on any Loan Party's stationery, in which event such Loan Party shall co-sign such notice with the Lender. To the extent that any Law or custom or any contract or agreement with any Account Debtor requires notice to or the approval of the Account Debtor in order to perfect such assignment of a security interest in Accounts, each Loan Party agrees to give such notice or obtain such approval.

7.1.11.    Minimum Cash Requirement. At all times, on a consolidated basis, the Borrower will satisfy the Minimum Cash Requirement.

7.1.12.    Inventory Coverage Ratio. At all times, on a consolidated basis, DSW and its Subsidiaries will maintain an Inventory Coverage Ratio of 3.00 to 1.00.

7.1.13.    Treasury Management. Other than that business related to payables, the Borrower shall maintain existing depository and treasury management business with the Lender.

7.2    Negative Covenants.

7.2.1.    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness under the Loan Documents;

(ii)Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1) as and to the extent permitted pursuant to clause (ix) of the definition of “Permitted Liens”, Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;

(iii)Indebtedness of a Loan Party to another Loan Party;

(iv)Indebtedness of a Loan Party to a Subsidiary which is not a Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(v)Any Lender Provided Interest Rate Hedge; provided, however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or another Interest Rate Hedge only for hedging (rather than speculative) purposes;

(vi)Indebtedness in connection with Permitted Acquisitions to sellers in an amount not to exceed $25,000,000 in the aggregate outstanding at any time, provided that such Indebtedness has a maturity of at least 180 days following the Expiration Date and is subordinated to the Obligations on terms reasonably acceptable to the Lender;

(vii)Indebtedness in respect of financing of insurance premiums; incurred in the ordinary course of business;

(viii)Indebtedness in respect to any Lender's credit card program incurred in the ordinary course of business;

(ix)Indebtedness to customs brokers, freight forwarders, common carriers, landlords and like persons incurred in the ordinary course of business;

(x)Indebtedness with respect to indemnities, warranties, statutory obligations, and surety, appeal and supersedes bonds incurred in the ordinary course of business and which is not overdue;
(xi)Indebtedness consisting of obligations of a Loan Party or any Subsidiary under any lease (i) which is accounted for by the lessee thereof as an operating lease, and (ii) under which such lessee is intended to be the “owner” of the leased property for federal income tax purposes;

(xii)Indebtedness in respect of letters of credit in the ordinary course of business; and

(xiii)other Indebtedness not specifically described herein in an aggregate principal amount not to exceed $20,000,000 in any fiscal year of the Borrower.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness in excess of the sum of $2,500,000, except (a) as long as no Event of Default or Potential Default then exists or would arise therefrom and, after giving effect to any such payment, the Borrower shall have on hand the Minimum Cash Requirement, regularly scheduled repayments, prepayments, repurchases, redemptions or defeasances of Indebtedness described in this Section 7.2.1 (other than Subordinated Indebtedness), and (b) as long as no Event of Default or Potential Event of Default then exists or would arise therefrom, and, after giving effect to any such payment, the Borrower shall have on hand the Minimum Cash Requirement, repayments, defeasances and prepayments of Subordinated Indebtedness in accordance with the subordination terms thereof.
7.2.2.    Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3.    Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder.

7.2.4.    Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make an Acquisition of any other Person, except Permitted Acquisitions.

7.2.5.    Dividends.    Each of the Loan Parties agree that no proceeds of Loans shall be applied to pay dividends.

7.2.6.    Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or amalgamation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, except:

(i)any Loan Party other than a Borrower may consolidate, merge or amalgamate with and into another Loan Party which is wholly-owned by one or more of the other Loan Parties; and

(ii)Permitted Acquisitions.

7.2.7.    Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i)transactions involving the sale of inventory in the ordinary course of business;

(ii)any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business so long as no Event of Default shall have occurred and be continuing or will result therefrom;

(iii)any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

(iv)any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 7.2.14 [Capital Expenditures] so long no Event of Default shall have occurred and be continuing or will result therefrom; provided such substitute assets are subject to the Lender' Prior Security Interest;

(v)any other sale, transfer or lease of assets to another Person in an amount not to exceed $20,000,000 in the aggregate for all such other sales, transfers or leases in any fiscal year of the Borrower so long as no Potential Default or Event of Default shall have occurred and be continuing or will result therefrom (it being understood that following occurrence of such Potential Default or Event of Default, any such sale, transfer of lease shall require the Lender's prior written consent);

(vi)Licenses of intellectual property or licensed departments of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(vii)Leases or subleases of leases;

(viii)    Sale or transfer of any Excluded Property.
7.2.8.    Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party, other than upon fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions disclosed on Schedule 7.2.8 hereto, (c) transactions permitted by Section 7.2.4 [Acquisitions], (d) advances for commissions, travel and similar purposes in the ordinary course of business to directors, officers and employees, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries and (f) conditions which are fully disclosed to the Lender and are in accordance with all applicable Law.

7.2.9.    Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any domestic Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; and (ii) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Borrower or as a Guarantor, in each case by delivering to the Lender (A) a signed Borrower Joinder or Guarantor Joinder, as appropriate; documents in the forms described in Section 6.1 [First Loans] modified as appropriate; documents necessary to grant and perfect the Prior Security Interests to the Lender in the equity interests of, and Collateral held by, such Subsidiary; and (D) such diligence materials in respect of such Subsidiary (including, without limitation, “know your customer”, liens, ERISA and labor matters) as the Lender shall reasonably request.

7.2.10.    Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (a) operation of designer and name brand shoe stores and related accessories, or (b) operation of licensed shoe departments, and any other business reasonably incidental thereto in each case, as to the existing business, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

7.2.11.    Fiscal Year. No Loan Party shall, nor shall permit any Subsidiary of any Loan Party to, change its fiscal year from the fifty-two (52) or fifty-three (53) week period ending on the Saturday nearest to January 31 in such year.

7.2.12.    [Reserved]

7.2.13.    Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents, without providing at least ten (10) Business Days' prior written notice to the Lender and, in the event any change (whether or not such change is deemed material by the Loan Parties) could reasonably be expected to materially adversely affect the interests of the Lender in its sole discretion, obtaining the prior written consent of the Lender.

7.2.14.    Capital Expenditures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make any payments exceeding $200,000,000 in the aggregate in any fiscal year on account of any Capital Expenditures.

7.2.15.    Agreements Restricting Dividends. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any Agreement with any Person which restricts any of the Loan Parties' right to pay dividends or other distributions to any Borrower or any other Loan Party or to repay intercompany loans from any Borrower to any other Loan Party.

7.2.16.    Negative Pledges. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any Agreement with any Person which, in any manner, whether directly or contingently, prohibits, restricts or limits the right of any of the Loan Parties from granting any Liens to the Lender.

7.3    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Lender:

7.3.1.    Quarterly Financial Statements. Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of DSW, consisting of a consolidated balance sheet, together with consolidating schedules with respect thereto, as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity, retained earnings and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of DSW as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

7.3.2.    Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of DSW, financial statements of DSW consisting of a consolidated audited balance sheet as of the end of such fiscal year, together with consolidating schedules with respect thereto, and related consolidated and consolidating statements of income, stockholders' equity, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Lender. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

7.3.3.    Certificate of the Borrower. Concurrently with the financial statements of DSW furnished to the Lender pursuant to Section 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of DSW signed by an Authorized Officer thereof, in the form of Exhibit 7.3.3.

7.3.4.    Notices.

7.3.1.1.    Default. Promptly after any Authorized Officer of DSW has learned of the occurrence of an Event of Default, a certificate signed by an Authorized Officer of such Loan Party setting forth the details of such Event of Default and the action which such Loan Party proposes to take with respect thereto.

7.3.1.2.    Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $10,000,000 or which if adversely determined would constitute a Material Adverse Change.

7.3.1.3.    Organizational Documents. Within the time limits set forth in and to the extent required pursuant to Section 7.2.13 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.

7.3.1.4.    Erroneous Financial Information. Promptly in the event that any Loan Party or any of such Loan Party's accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

7.3.1.5.    ERISA Event. Promptly upon the occurrence of any ERISA Event.

7.3.1.6.    Change in Officers. Within a reasonable amount of time after the occurrence thereof, any change in any Loan Party's President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

7.3.1.7.    Material Adverse Change. Promptly upon the occurrence of a Material Adverse Change.

7.3.1.8.    Change in Accountants. Promptly upon the occurrence of any discharge by DSW of its present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

7.3.1.9.    [Reserved]

7.3.1.10.    [Reserved].

7.3.6.11.    SEC Reports; Shareholder Communications. (i) Promptly upon any Borrower's filing any reports (including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications) with the Securities and Exchange Commission, notice of such filing, and (ii) promptly upon their becoming available to DSW, copies of correspondence from the SEC, other than routine general communications from the SEC.

7.3.6.12.    Other Reports. Promptly upon their becoming available to the Loan Parties:

(i)Annual Budget. The annual budget and any forecasts or projections of the Loan Parties, to be supplied on the earlier of (a) five (5) Business Days following the approval thereof by DSW's board of directors, or (b) March 31 of each year.

(ii)Management Letters. Any reports including management letters submitted to the Loan Parties by independent accountants in connection with any annual, interim or special audit.

(iii)Other Information. Such other reports and information as the Lender may from time to time reasonably request to the extent the Loan Parties have the ability to generate such information based on their then current systems.

8.    DEFAULT

8.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1.    Payments Under Loan Documents. Any Loan Party shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

8.1.2.    Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3.    Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.2 [Payment of Liabilities, Including Taxes, Etc.], Section 7.1.5 [Visitation Rights] or Section 7.2 [Negative Covenants];

8.1.4.    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days following the earlier to occur of (i) the Lender's notifying an Authorized Officer of DSW of such default, or (ii) the obtaining of knowledge of such default by any Authorized Officer of any Loan Party;

8.1.5.    Defaults in Indebtedness; Leases. (a) A breach, default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $10,000,000 in the aggregate, or (b) a breach, default or event of default shall occur at any time under the terms of a lease pursuant to which a Loan Party is the lessee, where the aggregate of such lease and all other such leases with respect to which there exists a breach, default or event of default, constitutes more than five percent (5%) of all leases of the Loan Parties existing from time to time that could be terminated due to a default by a Loan Party thereunder (whether or not the subject creditor or lessor takes any action on account of such occurrence);

8.1.6.    Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of forty-five (45) days from the date of entry;

8.1.7.    Loan Document Unenforceable. Except for Compliance Certificates that are customarily updated (and have been so updated) pursuant to the terms of this Agreement, any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative as a result of any action or inaction by any Person other than the Lender, or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8.    Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $10,000,000 or the Collateral or any other of the Loan Parties' or any of their Subsidiaries' assets with a book value (determined in accordance with GAAP) in excess of $10,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, monitor, interim monitor, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter;

8.1.9.    Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that is reasonably likely to result in a Material Adverse Change or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that is reasonably likely to result in a Material Adverse Change.

8.1.10.    Change of Control. (i) any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) twenty-five percent (25%) or more of the voting capital stock of any Loan Party; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of a Loan Party on the first day of such period shall cease to constitute a majority of the board of directors of such Loan Party other than in respect of any death, disability, resignation, or replacement of any director by a majority of such directors or replacement directors.

8.1.11.    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

8.2    Consequences of Event of Default.

8.2.1.    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 8.1.1 through 8.1.10 shall occur and be continuing, the Lender shall be under no further obligation to make Loans or to issue Letters of Credit and the Lender may (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all outstanding Letters of Credit, and each Borrower hereby pledges to the Lender, and grants to the Lender a security interest in, all such cash as security for such Obligations; and

8.2.2.    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 8.1.11 [Relief Proceedings] shall occur, the Lender shall be under no further obligations to make Loans hereunder and or to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lender hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3.    Set-off. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of the Lender under this Section are in addition to other rights and remedies that the Lender may have under any Loan Document in respect of any obligation or liability arising in connection with this Agreement or any other Loan Document. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4.    Application of Proceeds. From and after the date on which the Lender has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Lender, shall be applied as follows:

8.2.4.1.    With respect to Collateral and Payments from the Borrower and Guarantors:
First, to payment of that portion of the Obligations constituting fees, indemnities, costs and expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Section 3.4) payable to the Lender;
Second, to payment of that portion of the Obligations constituting indemnities, costs and expenses, and other amounts (other than principal, interest and fees) payable to the Lender (including costs and expenses to the Lender and amounts payable under Section 3.4);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Credit Loans, Reimbursement Obligations, Letter of Credit Borrowings and other Obligations, and fees (including Letter of Credit Fees);
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans, Reimbursement Obligations and Letter of Credit;
Fifth, to payment of all other Obligations (including without limitation the cash collateralization of any unliquidated indemnification obligations but excluding the any Obligations of the type specified in clauses (ii) and (iii) of the definition thereof;
Sixth to payment of the Obligations of the type specified in clauses (ii) and (iii) of the definition thereof;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
9.    [RESERVED]

10.    MISCELLANEOUS

10.1    [RESERVED]

10.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3    Expenses; Indemnity; Damage Waiver.

10.3.1.    Costs and Expenses. The Loan Parties shall pay all fees and expenses as set forth in the Fee Letter.

10.3.2.    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any lndemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

10.3.3.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3.2 [Indemnification by Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless as a result of the Indemnitee's gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

10.3.4.    Payments. All amounts due under this Section shall be payable not later than ten (10) days after (i) written demand therefor and (ii) the furnishing to an Authorized Officer of DSW of supporting documentation.

10.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5    Notices; Effectiveness; Electronic Communication.

10.5.1.        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to the Lender, to it at its address set forth herein, or (ii) if to any other Person, to it at its address set forth on Schedule 10.5.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section.
10.5.2.    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. Each of the Lender or any Loan Party may, in such Person's discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3.    Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8    Successors and Assigns.

10.8.1.    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) by way of participation in accordance with the provisions of Section 10.8.2 [Participations], or (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.2 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2.    Participations. Provided that the Lender obtains a confidentiality and non-disclosure agreement prior to any sale of a participation, the Lender may at any time, with the consent of, the Loan Parties, which shall not be unreasonably withheld (except that no such consent shall be required during the existence of an Event of Default), sell participations to any Person (other than a natural person, any competitor of any Loan Party (but such limitation shall apply only if no Event of Default then exists) or any Loan Party or any of any Loan Party's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties shall continue to deal solely and directly with the Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 10.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], each Loan Party agrees that each Participant shall be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and Section 4.5 [Increased Costs] to the same extent as if it were the Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Setoff] as though it were the Lender.
10.8.3.Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Section 4.5 [Increased Costs], Section 4.6 [Taxes] or Section 10.3 [Expenses; Indemnity; Damage Waiver] than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

10.8.4.    Certain Pledges; Successors and Assigns Generally. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9    Publicity. Each Loan Party consents to the publication by the Lender of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Loan Party's name, logo or trademark. The Lender shall provide a draft of any advertising material to the Borrower for approval reasonably in advance of the publication thereof (but the approval of the Borrower of such material shall not be unreasonably delayed or withheld). The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.10    Confidentiality.

10.10.1.    General. The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance

Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) as required in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (y) becomes publicly available other than as a result of a breach of this Section or (z) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.10.2.    Sharing Information With Affiliates of the Lender. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Loan Parties or one or more of their Affiliates (in connection with this Agreement or otherwise) by the Lender or by one or more Subsidiaries or Affiliates of the Lender and each of the Loan Parties hereby authorizes the Lender to share any information delivered to the Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.10.1 [General].

10.11    Counterparts; Integration; Effectiveness.

10.11.1.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.12.1.    Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to is conflict of laws principles.

10.12.2.    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN FRANKLIN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF OHIO, EASTERN DIVISION, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BYLAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.12.3.    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR
PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.12.4.    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.12.5.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.13    Patriot Act Notice; Proceeds of Crime Act. The Lender hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the USA Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the USA Patriot Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.14    Additional Waivers.

10.14.1.    Joint and Several Liability. The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Lender.

10.14.2.    No Reduction of Obligations. The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitment), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

10.14.3.    Additional Waivers. To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Lender, at its election, may foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

10.14.4.    Subordination. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. Each Loan Party waives and agrees it will not exercise any rights against any other Loan Party arising in connection with, or any Collateral securing, the Obligations (including rights of subrogation, contribution, reimbursement, indemnity and the like) until the Obligations have been indefeasibly paid in full in cash, and all Commitments have been terminated and all Letters of Credit have expired. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be deemed to have been paid to such Loan Party for the benefit of, and shall be held in trust for the benefit of, the Lender and shall forthwith be paid to the Lender to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Credit Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrower. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code described in clause (i) of the definition thereof, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code described in clause (i) of the definition thereof, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code described in clause (i) of the definition thereof or Section 4 of the UFTA, or Section 5 of the UFCA.

10.15    Obligations Upon Receipt of Indefeasible Payment In Full. Upon full, final and indefeasible payment in full in cash of the Obligations, the expiration of all Commitments and Letters of Credit, termination of the Commitments and expiration or termination of all Letters of Credit (or with respect to any undrawn Letters of Credit, the full Cash Collateralization thereof or the supporting thereof by another letter of credit from an issuing bank and on terms satisfactory to the Lender), (i) all rights and remedies of each Loan Party and the Lender hereunder shall cease, so long as any payment so made and applied to the Obligations is not thereafter recovered from or repaid by the Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against a Loan Party, whereupon this Agreement and the other Loan Documents shall be automatically reinstated without any further action by a Loan Party and the Lender and shall continue to be fully applicable to such Obligations to the same extent as though the payment so recovered or repaid had never been originally made on such Obligations, and (ii) the Lender agrees to execute and/or deliver, as applicable, to DSW, in each case at the Loan Parties' sole cost and expense, (1) all property pledged and delivered to the Lender under this Agreement or any other Loan Document (including without limitation stock or other certificates, notes receivable, certificates of title, direct pay notices to account debtors, change of address forms and other instruments, together with accompanying stock powers and allonges in the forms delivered to the Lender); (2) the original promissory notes executed in connection with the Obligations marked “CANCELLED”; (3) all guaranty agreements, indemnification agreements and other accommodation agreements executed by any guarantor, marked “CANCELLED”; and (4) UCC-3 termination statements with respect to the UCC filings made by the Lender in respect of each Loan Party, as applicable, and releases of any other liens or encumbrances filed against any property.
In connection with the termination of this Agreement, the Lender may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Lender against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any Obligations that may thereafter arise under Section 10.3.1 [Costs and Expenses] and Section 10.3.2 [Indemnification by the Loan Parties].
10.16    Anti-Money Laundering/International Trade Law Compliance. The Borrower represents and warrants to the Lender on the date hereof and as of the date of each advance of proceeds under the Revolving Credit Facility, the date of any renewal, extension or modification of the Revolving Credit Facility, and at all times until the Revolving Credit Facility has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Revolving Credit Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Revolving Credit Facility are not derived from any activity in violation of any Anti-Terrorism Law; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws. Borrower covenants and agrees that it shall promptly notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing with Sanctioned Countries or Sanctioned Persons, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means the Borrower, its subsidiaries, all guarantors or the Obligations, pledgors of collateral for the Obligations, and all brokers or other agents of the Borrower acting in any capacity in connection with this Agreement; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, each case in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or reasonably likely violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
[signature pages follow]

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

DSW INC.

By: /s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

GUARANTORS:

DSW SHOE WAREHOUSE, INC.

By:/s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

ETAILDIRECT LLC

By:/s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

BRAND CARD SERVICES LLC

By:/s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

[SIGNATURE PAGE 2 OF 3 TO AMEND AND RESTATED CREDIT AGREEMENT]

DSW INFORMATION TECHNOLOGY LLC

By:    /s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

MINT STUDIO LLC

By:    /s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

DSW MS LLC

By:    /s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

DSW LEASED BUSINESS DIVISION

By:    /s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

810 AC LLC

By:    /s/Kurt Gatterdam
Kurt Gatterdam, Treasurer

[SIGNATURE PAGE 3 OF 3 TO AMEND AND RESTATED CREDIT AGREEMENT]

LENDER:

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:    /s/George Gevas
Title:    Senior Vice Presidents

SCHEDULE 1.1(A)
PRICING GRID

VARIABLE PRICING BASED ON REVOLVING CREDIT AVAILABILITY

Average Daily Revolving Credit Availability	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread

Greater than or equal to $25,000,000	1.00	1.25

Less than $25,000,000	1.25	1.50